UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Nuveen Ohio Quality Municipal Income Fund (NUO)

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(over)

September 30, 2019

Dear Shareholder,

On behalf of the Board of Trustees of the Nuveen Ohio Quality Municipal Income Fund (NYSE: NUO) I’m writing to ask for your urgent help in protecting your investment in your Fund. The value of your investment is being put at risk by a New York hedge fund with a damaging short-term agenda that would seek to benefit them at the expense of Ohio shareholders like you.

This hedge fund has recently accumulated shares of NUO and is now trying to take control of the Fund’s Board of Trustees in order to force your Fund to take actions that could prevent your Fund from delivering on its fundamental primary investment objective of current income that is exempt from both federal and Ohio income taxes.

We urge you to review the enclosed proxy statement and

vote the WHITE proxy card.

The hedge fund, managed by Saba Capital Management, L.P., has notified NUO that it intends to nominate three new Fund Trustees at the 2019 Annual Meeting and submit a proposal to alter the structure of the Fund’s Board of Trustees. These actions are the first steps in the Saba hedge fund’s effort to take control of your Fund.

Saba Capital has a track record of attacking funds for its own profit. It often seeks to compel a fund to take actions that provide them with a short-term profit, but make the fund smaller, increase its expense ratio and reduce long-term income or return potential. When successful Saba then quickly sells out, leaving the funds’ long-term investors like you to pick up the tab. Saba’s short-term interests are not aligned with yours, and if it takes control of your Fund its actions may harm our ability to deliver value for you over the long term.

You and other Ohio shareholders invested in the Fund for the opportunity to support the needs of Ohio municipalities while earning income exempt from federal and Ohio income taxes and achieving competitive risk-adjusted returns. Don’t let the Saba hedge fund force your Fund to take actions that could raise your costs, reduce your income and expose you to unnecessary capital gains taxes.

We urge you to take a look at the enclosed proxy materials, which outline why we believe your Board-approved nominees deserve your vote and why we recommend maintaining the current structure of the Fund’s Board of Trustees.

Performance information as of August 31, 2019 represents past performance and is no guarantee of future results. Market price and net asset value (NAV) of common shares will fluctuate with market conditions. Current performance may be higher or lower than the performance shown. Taxable equivalent distribution rate assumes a combined federal and state income tax rate of 45.8%.

Your Fund has delivered:

•	Double tax-free distribution rate of over 3% (taxable equivalent of more than 5%);
•	Competitive returns compared to its Lipper peers on both net asset value and market price for trailing 1, 3, 5 and 10 years; and
•	Long-term growth of shareholder capital, with net asset value increasing by over 20% since the Fund’s inception.

Your Board also has taken a number of actions to enhance long-term shareholder value and address discounts.

Board actions on your behalf have produced strong results:

•	Over $1.5 million in fee and expense savings to date for Ohio common shareholders from fund mergers;
•	Over $180,000 in annual fee savings from adoption of an innovative complex-wide breakpoint fee schedule; and
•	An increase in net asset value of more than $500,000 in 2018 from the repurchase of over 200,000 common shares as part of an on-going share repurchase program.

Your vote is extremely important. Act now to help us protect your NUO investment. Please cast your vote “FOR” your Board-approved nominees listed on the enclosed WHITE card and “AGAINST” Saba’s proposal on board structure. Voting takes just a few minutes and can be done on-line, by phone or mail by following the instructions on the WHITE proxy card.

The Saba hedge fund may contact you by mail to solicit your vote. Please do not mail in the GOLD proxy card sent to you by the Saba hedge fund or any proxy card other than the WHITE proxy card, as doing so would cancel your vote to support your Fund and its current Board.

Thank you for your continued support of our mission to meet your long-term investment goals.

Sincerely,

Terence J. Toth

Chair, The Board of Trustees of Nuveen Ohio Quality Municipal Income Fund

If you have any questions, please call the Fund’s proxy solicitor, Georgeson LLC, toll-free at 866-431-2101.

Performance information as of August 31, 2019 represents past performance and is no guarantee of future results. Market price and net asset value (NAV) of common shares will fluctuate with market conditions. Current performance may be higher or lower than the performance shown. Taxable equivalent distribution rate assumes a combined federal and state income tax rate of 45.8%.